June 24, 2013

John Philpin
80 Amador Avenue
Atherton, Ca 94027

Dear John,

     Congratulations! I am pleased to extend to you an offer of employment as Senior Vice President, Engineering with Lyris Inc., reporting to Roy Camblin, CEO. Your employment commencement date will be as soon as possible but no later than Monday, July 1, 2013 and you will be working from our Emeryville office.

The terms of this offer include:

  Your annualized base compensation will be $235,000.00;
  Re-imbursement for up to a maximum of $10,000 in reasonable relocation/resettlement expenses.
  Participation in the Lyris Executive Bonus Plan which is based on company performance, individual objectives, and subject to board approval. Your annualized Executive Bonus Target is 25% of your annual salary which will be prorated for term of service in 2013. The Executive Bonus Plan program is quarterly in arrears.
  Medical, dental and vision plans;
  15 days PTO per year;
  Participation in the Lyris 401(k) matching plan.
  A stock option grant of 80,000 shares, pending board approval, subject to the terms of the operative Stock Option Plan and executed Stock Option Agreement, and whose price will be set based on the authorization of the Compensation Committee of the Board of Directors.
  For purposes of this Agreement “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company needed to generate working capital) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger, consolidation or reorganization of the Company in which its voting securities immediately prior to the merger, consolidation or reorganization do not represent, or are not converted into securities that represent, a majority of the voting power of all the voting securities of the surviving entity immediately after the merger, consolidation or reorganization; (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; (iv) any other transaction or series of related transactions occur which have substantially the same effect as the transactions specified in any of the preceding subsections (i)-(iii).All other terms remain unchanged.

6401 Hollis Street, Suite 125 Emeryville, California 94608 | Tel: 800.768.2929 or 510.844.1600 | Fax: 510.844.1598

| 1 |

     If Lyris is acquired or undergoes a change in control and, as an executive, you are terminated “Without Cause” within two years (24 months) following a change in control, you shall be entitled to:

  Full vesting of 100% of the then unvested options based on fair market value at purchase

     For this purpose, “Cause” shall be defined as (i) your failure to perform your duties and obligations, hereunder to the satisfaction of the Company, which failure is either not curable and/or is not remedied within 15 days after receipt of written notice from the Company; (ii) your commission of an act of fraud upon, or willful misconduct toward, the Company and/or any of its affiliates; (iii) your material breach of the PIIA, which in any case is not remedied within 15 days after receipt of written notice from the Company or Board of Directors of the Company; (iv) your conviction of a felony (or a plea of nolo contender thereto) or any crime involving moral turpitude; or (v) your failure to carry out or comply with, in any material respect and directive of the Board consistent with the terms of the PIIA, which is not remedied within 15 days after receipt of written notice from the Board or the Company. Any written notice from the Board or the Company pursuant to termination for cause shall specifically identify the failure that it deems to constitute Cause.

     As a condition of your employment, you will be required to sign the Lyris’ Proprietary Information and Inventions Agreement (“PIIA”) and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

     We wish to impress on you that you must not bring to the Company any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with the Company, or violate any other obligation to your former employers.

     In addition, the Company reserves the right to conduct a background investigation and/or reference check on all of its potential employees. Your offer of employment is contingent upon satisfactory completion of such background investigation and/or reference check, if any, in the sole discretion of the Company. All such background investigations and/or reference checks shall be conducted in accordance with applicable state and federal laws.

6401 Hollis Street, Suite 125 Emeryville, California 94608 | Tel: 800.768.2929 or 510.844.1600 | Fax: 510.844.1598

| 2 |

     You agree and understand that employment with Lyris Inc. is “at-will,” meaning that it is not for any specified period of time and can be terminated by you or by Lyris Inc. at any time, with or without advance notice, and for any or no particular reason or cause. You agree and understand that it also means that job duties, title and responsibility and reporting level, compensation and benefits, as well as personnel policies and procedures, may be changed at any time at-will by Lyris Inc. You understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of your employment with Lyris Inc.

     Again, I am pleased to extend this offer and look forward to your acceptance of this position. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement and return this letter to Sophia Coyle, Global Staffing Manager via email at (scoyle@lyris.com.) This offer will expire if not accepted by 5pm on June 28, 2013.

Congratulations and welcome to the Lyris Team!

Sincerely,

Roy W. Camblin,
CEO

I agree to and accept employment with Lyris on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date:	June 25, 2013	John Philpin

6401 Hollis Street, Suite 125 Emeryville, California 94608 | Tel: 800.768.2929 or 510.844.1600 | Fax: 510.844.1598

| 3 |